EXHIBIT 99.1

Ciprico Reports Fourth Quarter and Fiscal Year End Results

Minneapolis, MN — December 26, 2007 - Ciprico Inc. (NASDAQ: CPCI) today reported revenue for the fiscal fourth quarter ended September 30, 2007 of $2.2 million, up $0.6 million, or 34%, sequentially.   The period’s results are in line with the Company’s previous guidance of a 30% increase over its third quarter revenue.  Sales for the period were down 22% year-over year.  Sales for fiscal year 2007 totaled $8.6 million, a 28% decrease from the prior fiscal year.

“We are pleased with our quarter-over-quarter revenue growth and the initial traction of the RAIDCore™ product,” said Steve Merrifield, chief executive officer.  “However, it takes a significant investment of time and resources to move the market from hardware-based products to a new and innovative software technology.  More than 80% of our professionals at Ciprico are new in the past 12 months, combine that with the transition to a new product line, and we believe certain year-over-year comparisons are less meaningful given the new direction of the Company.”

The Company continues its transition from a hardware-based business model to one focused on software and solutions.  Investments in software development have and are expected to yield significant new products and resulted in a number of key strategic announcements including:

•                  RAIDCore software suite running on Intel chipsets.

•                  Virtualized RAID data protection.

•                  New RAIDCore software based MediaVault™ 5100 products.

•                  Integration of RAIDCore software into H3C Technologies (Huawei/3 Com) iSCSI servers.

•                  Shipment of over 10,000 RAIDCore software licenses.

“As we work with our customers, we are even more confident in our strategy,” Merrifield said. “In particular, we are encouraged by the positive response to our RAIDCore software — an enterprise-class, flexible software platform that is well-positioned to replace expensive hardware RAID solutions.  RAIDCore evaluation samples are in the hands of a number of potential customers and partners.  We are working with these customers to help them accelerate their qualification and design-in process.”

During the fourth quarter sales and marketing resources were added to begin to build the customer and channel partnerships necessary to return Ciprico to profitability.  These investments resulted in a net loss for the fourth quarter of $2.8 million, compared to a net loss of $2.5 million in the previous quarter.  For the fiscal year the net loss was $8.1 million compared to a loss of $3.7 million in the previous fiscal year.

The fourth quarter marked the first time this fiscal year that the Company’s MediaVault product line sales increased sequentially, a result due in part to the introduction of the first MediaVault RAIDCore-based product.   While the legacy MediaVault family still offers industry-leading features and performance, revenues continue to be impacted by low-cost competition.  To address this, our legacy products will continue to be revitalized with the RAIDCore software to increase the features, functions and performance of these products.  In addition, the fourth quarter saw the first meaningful sales from RAIDCore™ software license and related RAIDCore™ controller boards.

Gross margin for the fourth quarter was higher compared to the previous quarter, but lower when compared to the prior year due to additional inventory charges on legacy products.  For the fiscal year, gross margin as a percent of sales was down due to the inventory charges, and slightly offset by higher gross margins from the RAIDCore™ product line, which has substantially better gross margins.

Operating expenses for the quarter were higher compared to the prior quarter due to the addition of new employees, and accelerated investments in development of our RAIDCore software based products.  Operating expenses for the fiscal year totaled $11.3 million, compared to operating expenses of $8.7 the prior fiscal year, due to the investment in new management, sales, marketing and engineering talent.  In addition, fiscal 2007 is the first year that the Company was required to expense stock options.

“We continued to make investments in our future that drove significant progress toward the products and technology that we believe will return Ciprico to growth and profitability,” Merrifield said. “We have evaluated our capital structure and have taken short-term action to ensure we have the ability to execute our plans.  We have secured a debt financing with a convertible feature to provide immediate capital and have filed our Proxy Statement with a proposal to increase the number of authorized shares in consideration of additional capital needs as we continue our growth in 2008.”

“As we gain momentum in the marketplace our revenues may be erratic in the near term, particularly our first quarter which is being impacted by a sharp decline in the content creation / video marketplace due to the writer’s strike.  In addition, we are being impacted by availability of components for some of our products,” Merrifield said.  “Our profitability will continue to be affected by the investments we are making to bring the next generation RAIDCore technology to market.  As a result of these investments we expect strong growth in 2008 and anticipate our revenues doubling as we realize sales from our new technology and products. This will position Ciprico to return to profitability in fiscal year 2009.”

The Company will host a conference call on January 7, 2008 at 10:00 a.m. Eastern Time and 9:00 a.m. Central Time, to discuss this release.  The conference call will be broadcast live via the Internet at www.ciprico.com.  The conference call will also be available live via telephone at 800-218-4007.  A replay will be available through January 14, 2008 at 800-405-2236, replay code 11105681.

Safe Harbor Statement Under the Securities Reform Act of 1995

This press release includes forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from the forward-looking statements. Such forward-looking statements, which reflect our current view of expected growth in software licensing reveues, quarterly sales growth, revenue growth in fiscal 2008,  our ability to build sustainable growth and return to profitability in fiscal 2009, product development efforts and impact on new product introductions, and other future events and financial performance, involve known and unknown risks that could cause actual results and facts to differ materially from those expressed in the forward-looking statements for a variety of reasons.  These risks and uncertainties include but are not limited to: delays in product development; market acceptance of Ciprico’s products and services; technological change in the storage and related industries; competition in the storage software market; the potential failure of Ciprico’s partners to introduce products incorporating Ciprico’s products; intellectual property issues; and other risk factors discussed in Ciprico’s reports on Forms 10-KSB, 10-QSB and other reports filed with the Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Forward-looking statements speak only as of the date on which they were made, and except as required by law; we assume no obligation to update any forward-looking statements.  We do not intend to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

About Ciprico

Ciprico Inc. (NASDAQ: CPCI) is a leading provider of intelligent storage software, solutions and appliances for enterprise class IT servers, professional workstations and digital media workflows

Ciprico is headquartered in Minneapolis, MN. More information about Ciprico is available at www.ciprico.com

For Additional Information:

Steve Merrifield CEO (952) 540-2400	Monte S. Johnson SVP & CFO (952) 540-2400

CIPRICO INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months		Twelve Months
	Ended		Ended
	September 30,		September 30,
(Amounts in thousands, except per share amounts)	2007	2006	2007	2006

NET SALES	$2,199	$2,804	$8,605	$11,932
Cost of sales	1,626	1,943	5,762	7,590

GROSS PROFIT	573	861	2,843	4,342

OPERATING EXPENSES:
Research and development	1,487	911	4,715	3,714
Sales and marketing	1,320	698	3,972	3,013
General and administrative	653	384	2,634	1,936

Total operating expenses	3,460	1,993	11,321	8,663

LOSS FROM OPERATIONS	(2,887)	(1,132)	(8,478)	(4,321)
Other income, primarily interest	77	158	469	660

LOSS BEFORE INCOME TAXES	(2,810)	(974)	(8,009)	(3,661)

Income taxes	16	—	65	—

NET LOSS	$(2,826)	$(974)	$(8,074)	$(3,661)

Shares used to calculate net loss per share:
Basic and diluted	5,100	4,977	5,071	4,916

NET LOSS PER COMMON SHARE:
Basic and diluted	$(0.55)	$(0.20)	$(1.59)	$(0.74)